EXHIBIT 4.7

REGISTRATION RIGHTS AGREEMENT

Between

CANADIAN PACIFIC RAILWAY LIMITED

(the “Corporation”)

And

PERSHING SQUARE CAPITAL MANAGEMENT, L.P.

(“Pershing Square”)

July 29, 2013

TABLE OF CONTENTS

Page
TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION		1
1.1	Definitions	1
1.2	Interpretation Not Affected by Headings, etc.	4
1.3	Accounting References	4
1.4	Number, etc.	5
1.5	Statutory References	5
1.6	Date for Any Action	5
ARTICLE 2 REGISTRATION RIGHTS		5
2.1	Required Registration	5
2.2	Selection of Underwriters	7
2.3	Registration Expenses	7
ARTICLE 3 REGISTRATION PROCEDURES		8
3.1	Procedures	8
3.2	Obligations of the Holders	11
ARTICLE 4 DUE DILIGENCE; INDEMNIFICATION		12
4.1	Preparation; Reasonable Investigation	12
4.2	Indemnification	12
ARTICLE 5 LOCK-UP AGREEMENT		15
5.1	Secondary Registration Lock-Up	15
5.2	Additional Lock-up Agreements	15
5.3	Holders Lock-up Agreements	16
ARTICLE 6 GENERAL		16
6.1	Blackout Periods.	16
6.2	No Inconsistent Agreements	16
6.3	Remedies	16
6.4	Amendments	17
6.5	Assignment	17
6.6	Term	17
6.7	Severability	17
6.8	Delays or Omissions	17
6.9	Descriptive Headings	18
6.10	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial	18
6.11	Notices	18

i

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement is made on July 29, 2013 between Canadian Pacific Railway Limited (the “Corporation”), a corporation governed by the laws of Canada, and Pershing Square Capital Management, L.P. (“Pershing Square”), a Delaware limited partnership, on behalf of the undersigned investment funds managed by Pershing Square (each a “Holder”, and together the “Holders”).

WHEREAS the Corporation intends on filing a preliminary short form base shelf prospectus and a final short form base shelf prospectus (together, the “Base Prospectus”) with the Commissions (as hereinafter defined), and, in conjunction therewith, intends on filing a registration statement with the United States Securities and Exchange Commission (the “SEC”) on Form F-10 (the “Registration Statement”), covering the Registrable Securities (as hereinafter defined);

WHEREAS the parties desire to enter into this Agreement to provide inter alia for the right of the Holders to require the Corporation, from time to time, to prepare and file a preliminary prospectus supplement and a final prospectus supplement (together, a “Prospectus Supplement”) with the Commissions, and, in conjunction therewith, to prepare and file the Prospectus Supplement with the SEC, to permit the sale of the Registrable Securities in such manner as the Holders may designate on the terms and conditions of this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants, agreements, representations, warranties and indemnities of the parties herein contained and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each party), the parties agree as follows:

ARTICLE 1
INTERPRETATION

1.1	Definitions

In this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

(a)	“1933 Act” means the United States Securities Act of 1933, as amended, including the rules and regulations adopted by the SEC thereunder.

(b)	“Affiliate” has the meaning ascribed thereto in the 1933 Act.

(c)
“Business Day” means a day, other than a Saturday, Sunday or statutory holiday, when banks are generally open in the City of Calgary or the City of New York for the transaction of banking business and the SEC is open for business.

(d)	“Commissions” means the securities commissions or other securities regulatory authorities in each of the provinces and territories of Canada.

(e)	“Common Shares” means the Corporation’s common shares, without par value, and any securities into which such common shares may hereinafter be reclassified.

(f)	“Corporation” means Canadian Pacific Railway Limited and any corporation resulting from the amalgamation or merger of the Corporation with another corporation or other corporations.

(g)	“Demand Registrable Securities” shall have the meaning set out in subsection 2.1(a).

(h)	“Demand Registration” shall have the meaning set out in subsection 2.1(a).

(i)	“Designated Registrable Securities” shall have the meaning set out in subsection 2.1(d).

(j)	“Distribution Period” has the meaning ascribed thereto in subsection 3.1(d).

(k)	“Holders” means the undersigned investment funds managed by Pershing Square.

(l)
“misrepresentation” means (i) an untrue statement of material fact, or (ii) an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

(m)
“MJDS” means the multijurisdictional disclosure system adopted by the Commissions through National Instrument 71-101 - The Multijurisdictional Disclosure System and adopted by the SEC or any successor multijurisdictional disclosure system adopted by the Commissions and the SEC from time to time.

(n)
“Person” means an individual, body corporate with or without share capital, partnership, joint venture, unincorporated association, syndicate, sole proprietorship, trust, pension corporation, union, governmental agency, board, tribunal, ministry, commission or department and the heirs, beneficiaries, executors, legal representatives or administrators of an individual.

(o)	“Piggy Back Registrable Securities” shall have the meaning set out in subsection 2.1(d).

(p)	“Piggy Back Registration” shall have the meaning set out in subsection 2.1(d).

(q)	“Prospectus” means, collectively, the Base Prospectus and the Prospectus Supplement.

(r)
“Registrable Securities” means (i) Common Shares held by the Holders as of the date of this Agreement and (ii) any Common Shares or other securities of the Corporation issued as a dividend, distribution, exchange, share split , recapitalization, or other corporate event in respect of such Common Shares, it being understood and agreed by the parties hereto that the Holders may sell pursuant to this Agreement and the Prospectus no more than seven million (as adjusted pursuant to (ii) above) Common Shares and once the Holders have sold seven million Common Shares pursuant to this Agreement and the Prospectus the remaining Common Shares held by the Holders shall no longer be Registable Securities.

(s)
“Registration” means the qualification or registration, as applicable, of securities under the Securities Laws so as to permit the distribution of such securities to the public in any or all of the provinces and territories of Canada and in the United States subject to the limitations contained herein.

(t)	“Registration Expenses” means all expenses incurred in connection with the distribution of the Registrable Securities pursuant to this Agreement including, without limitation, the following:

(i)	all fees, disbursements and expenses payable to counsel of the Holders;

(ii)	all fees or commissions payable to an underwriter, investment banker, manager or agent;

(iii)	all fees, disbursements and expenses of counsel and auditors to the Corporation;

(iv)
all expenses in connection with the preparation, translation, printing and filing of any preliminary prospectus, prospectus, registration statement or any other offering document and any amendments and supplements thereto and the mailing and delivering of copies thereof to any underwriters and dealers;

(v)	all filing fees of any Commission, of the SEC and of any applicable U.S. state regulator;

(vi)	all transfer agents’, depositaries’ and registrars’ fees and the fees of any other agent appointed by the Corporation;

(vii)	all expenses relating to the preparation of certificates;

(viii)	all fees and expenses of any securities exchange or over-the-counter market on which the Common Shares are then listed; and

(ix)	all expenses of the Corporation relating to “road shows” and marketing activities and all travel and lodging expenses of the Corporation in connection with such “road shows” and marketing activities.

(u)
“Registration Period” means the period commencing on the date of this Agreement and terminating on the earlier of (i) such time as the Corporation delivers an opinion of counsel reasonably acceptable to the Holders that the Holders may sell in a single transaction all of the Registrable Securities then held by them without being subject to the volume or manner of sale limitations of Rule 144 under the 1933 Act and the notice requirements of section 2.8 of National Instrument 45-102, (ii) such time as all Registrable Securities covered by such Registration Statement have been sold pursuant to such Registration Statement or (iii) 25 months from the day a receipt is received from the Commissions for the Base Prospectus.

(v)	“SEC” means the United States Securities and Exchange Commission.

(w)	“Secondary Registration” shall have the meaning set out in subsection 2.1(d).

(x)
“Securities Laws” means the applicable securities legislation of each of the provinces and territories of Canada, as well as the applicable federal and state securities legislation of the United States, and all published rules, regulations, instruments, policy statements, orders, rulings, communiqués and interpretation notes issued thereunder or in relation thereto, as the same may hereafter be amended or replaced.

1.2	Interpretation Not Affected by Headings, etc.

The division of this Agreement into Articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof.  Unless otherwise indicated, all references to “section” or “subsection” followed by a number and/or a letter refer to the specified section of this Agreement.  The terms “this Agreement”, “hereof”, “herein” and “hereunder” and similar expressions refer to this Agreement and not to any particular Article, section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

1.3	Accounting References

All accounting terms not expressly defined herein shall be construed in accordance with United States generally accepted accounting principles, except where the context otherwise requires.

1.4	Number, etc.

Unless the context otherwise requires, words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders.

1.5	Statutory References

Except as otherwise expressly provided in this Agreement, any references to a statute or regulation shall be construed as a reference to such statute or regulation in effect on the date of this Agreement as it may be amended, re-enacted or superseded from time to time.

1.6	Date for Any Action

In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day.

ARTICLE 2
REGISTRATION RIGHTS

2.1	Required Registration

(a)
Subject to the provisions hereof, at any time and from time to time during the Registration Period, the Holders may request the Corporation to file a Prospectus Supplement offering all or part of the Registrable Securities (such offering being hereinafter referred to as a “Demand Offering”).  Such a request shall be in writing and shall specify the number of Registrable Securities to be sold (the “Demand Registrable Securities”), the intended method of disposition and the jurisdictions (which may only include Canada or any province or territory thereof and/or the United States) in which the Holders, acting reasonably, request that the Demand Offering be effected (provided that if the Holders request the Demand Offering to be effected only in the United States, then the Corporation shall also file the Prospectus Supplement in one province of Canada solely to the extent required for the purposes of MJDS qualification).  Subject to Section 2.1(d), the Corporation shall not be obligated to effect more than four underwritten Demand Offerings in total during the Registration Period.  For the purposes of this subsection, a Demand Offering will not be considered as having been effected until either (i) a Prospectus Supplement has been filed with the Commissions and/or the SEC, as applicable, pursuant to which the Demand Registrable Securities are to be sold, (ii) the Holders have withdrawn their request or (iii) the Holders have failed to fulfill their obligations under this Agreement with respect to such request.  In the event that the Corporation proposes to offer and sell its securities as part of any Demand Offering initiated by the Holders under this Agreement, and if the managing underwriter or underwriters advise the Corporation in good faith that the inclusion of securities requested by the Corporation to be included in such offering may, in their opinion, have an adverse effect on the distribution or sales price of the Demand Registrable Securities in such offering, then the number of securities to be offered by the Corporation for its own account in such offering shall be reduced as necessary to avoid such adverse effect.

(b)
The Corporation shall be entitled to postpone the filing of a Prospectus Supplement otherwise required to be prepared and filed by it pursuant hereto (or withdraw any Prospectus Supplement that has been filed by it pursuant hereto) if, at the time it receives the Demand Offering request or before the Demand Offering has been effected, the Board of Directors, in its good faith judgment, determines that the Demand Offering should not be effected or continued because (i) it would materially interfere with any material financing, acquisition, corporate reorganization or merger or other transaction involving the Corporation, (ii) it would require the Corporation to disclose any material nonpublic information which would reasonably be likely to be detrimental to the Corporation and gives prompt notice of such determination to the Holder, (iii) any offering documents require amendment or supplement to comply with the Securities Laws, provided that such postponement shall be limited to the period of time reasonably required for the Corporation to make such amendment or supplement or (iv) the Corporation has contractually agreed to a blackout in connection with a primary distribution, provided that such blackout shall be limited to a period not exceeding 120 days from the time of a request from Pershing Square.

(c)
The Corporation shall not be required to effect a Demand Offering in connection with an underwritten offering of Registrable Securities unless the Demand Registrable Securities have an aggregate market price of at least $150 million.  Market price for the purposes of the foregoing shall be calculated on the basis of the average of the volume weighted average trading prices of the Common Shares over the New York Stock Exchange on each of the 15 trading days immediately preceding the delivery to the Corporation of the request for the Demand Offering.

(d)
If during the Registration Period the Corporation  proposes to file a Prospectus Supplement in Canada and/or the United States in order to permit the issuance of its Common Shares pursuant to an underwritten offering for its own account, in a form and manner that, with appropriate changes, would permit the offering of Registrable Securities under such Prospectus Supplement, the Corporation shall give reasonably prompt notice of its intention to do so to the Holders and shall use reasonable efforts to include in the proposed distribution such number of Registrable

Securities (the “Piggy Back Registrable Securities”, and together with the Demand Registrable Securities, the “Designated Registrable Securities”) as the Holders shall request (such offering hereinafter referred to as a “Piggy Back Registration”, and together with a Demand Offering, a “Secondary Registration”) within ten days after the giving of such notice, upon the same terms (including the method of distribution) as such distribution; provided that (i) the Corporation shall not be required to include all such Piggy Back Registrable Securities in any such distribution by the Corporation if the Corporation is advised in good faith by its managing underwriter or underwriters that the inclusion of any such Piggy Back Registrable Securities may, in their opinion, have an adverse effect on the distribution or sales price of the securities being offered by the Corporation, in which case the number of Piggy Back Registrable Securities shall be reduced as necessary, and (ii) the Corporation may at any time, at its sole discretion and without the consent of the Holders, withdraw such Prospectus Supplement and abandon the proposed distribution in which the Holders requested to participate; provided, that the Corporation will pay the Registration Expenses in connection with such withdrawn Prospectus Supplement.  The failure of the Holders to respond within the periods referred to in the immediately preceding sentence shall be deemed to be a waiver of the Holders’ rights under this Section 2.1(d) with respect to such Piggy Back Registration.  The Holders may also waive their rights under this Section 2.1(d) by giving written notice to the Corporation.  No offering of Registrable Securities under this subsection 2.1(d) shall relieve the Corporation of its obligations to effect Demand Offerings pursuant to subsection 2.1(a) hereof.

2.2	Selection of Underwriters for Underwritten Demand Offerings

Upon requesting a Demand Registration for an underwritten offering of Registrable Securities, the Holders shall, with the approval of the Corporation (not to be unreasonably withheld), select the investment banker(s) and manager(s) to effect the distribution in connection with such underwritten Demand Offering, it being acknowledged by the Holders that the participation of a registrant shall be required in Canada and a registered broker-dealer in the United States in connection with each underwritten Secondary Registration hereunder and it being further acknowledged that the investment banker(s) and/or manager(s) selected by the Holder must be of nationally recognized standing in the United States and/or Canada (as applicable). Notwithstanding the foregoing, the Holders acknowledge that the Corporation shall have the sole right to select the investment banker(s) and manager(s) to effect the distribution in connection with any Piggy Back Registration and shall have no obligation to consult with the Holders with respect to such selection.

2.3	Registration Expenses

Except as expressly provided below and in section 2.1(d), the Holders will pay all Registration Expenses; provided, that (i) the Corporation shall be solely responsible for the expenses related to the Base Prospectus and any other Registration Expenses that it would have incurred even in the absence of a request for a Secondary Registration under this Agreement (ii) the Corporation shall be solely responsible for the expenses payable in connection with registration of securities of the Corporation issuable in primary offerings by the Corporation (iii) Registration Expenses payable in connection with any Piggy Back Registration or any Demand Offering in which the Corporation offers unissued securities pursuant to Section 2.1(a) shall be allocated pro rata between the Holders and the Corporation, provided that, any Registration Expenses in respect of fees, disbursements and expenses payable to counsel of the Holders shall at all times be the sole responsibility of the Holders.

ARTICLE 3
REGISTRATION PROCEDURES

3.1	Procedures

Upon receipt of a request from the Holders pursuant to section 2.1, the Corporation will, subject to section 2.1, effect the Secondary Registration as requested.  In particular, the Corporation will, in each case as applicable:

(a)
as expeditiously as reasonably possible, prepare and file in the English language and, if required, French language, a Prospectus Supplement under and in compliance with the Securities Laws of each Canadian jurisdiction in which the Secondary Registration is to be effected and such other related documents as may be reasonably necessary to be filed in connection with such Prospectus Supplement and take all other steps and proceedings that may be reasonably necessary in order to permit an underwritten public offering of the Designated Registrable Securities by the Holders in the applicable Canadian jurisdictions;

(b)
as expeditiously as reasonably possible, prepare and file with the SEC a Prospectus Supplement, covering the distribution of the Designated Registrable Securities (subject to the terms of Section 2.1) and such other related documents as may be reasonably necessary to be filed in connection with such Prospectus Supplement and take all other steps and proceedings that may be reasonably necessary in order to permit an underwritten public offering of the Designated Registrable Securities by the Holders in the United States;

(c)
use commercially reasonable efforts to prepare and file with the applicable Commissions in the Canadian jurisdictions in which the Secondary Registration is to be effected and with the SEC such amendments and supplements to the Prospectus Supplement, as may be reasonably necessary to comply with the provisions of the applicable Securities Laws with respect to the Registration of Designated Registrable Securities, and take such steps as are reasonably necessary to maintain the effectiveness of the Prospectus and the Registration Statement during the Registration Period;

(d)
use commercially reasonable efforts to (i) register and qualify, unless an exemption from registration and qualification applies, the resale by the Holders of the Designated Registrable Securities covered by the Prospectus Supplement under such other securities or “blue sky” laws of such jurisdictions of the United States as designated by the Holders, acting reasonably, in the request for Demand Registration, (ii) prepare and file in those jurisdictions, such amendments (including post-effective amendments) and supplements to such registrations and qualifications as may be reasonably necessary to maintain the effectiveness until the time at which the distribution of the Designated Registrable Securities is completed (the “Distribution Period”), (iii) take such other actions as may be necessary to maintain such registrations and qualifications in effect at all times during the Distribution Period, and (iv) take all other actions reasonably necessary or advisable to qualify the Designated Registrable Securities for sale in such jurisdictions; provided, however, that the Corporation shall not be required in connection therewith or as a condition thereto to (A) qualify to do business as a foreign corporation or dealer in any jurisdiction where it would not otherwise be required to qualify but for this subsection 3.1(d), (B) subject itself to any taxation in any such jurisdiction, or (C) consent to general service of process in such jurisdiction.  The Corporation shall promptly notify the Holders of the receipt by the Corporation of any notification with respect to the suspension of the registration or qualification of any of the Designated Registrable Securities for sale under the securities or “blue sky” laws of any jurisdiction of the United States or its receipt of actual notice of the initiation or threatening of any proceeding for such purpose;

(e)
furnish to the Holders and any underwriter or underwriters of any such distribution, upon their request, such number of copies of the Prospectus, the Registration Statement and any amendment and supplement thereto (including any documents incorporated therein by reference) and such other relevant documents as the Holders may reasonably request in order to facilitate the distribution of the Designated Registrable Securities;

(f)	furnish to the Holders and any underwriter or underwriters of any such distribution and such other persons as the Holders may reasonably specify:

(i)
an opinion of counsel to the Corporation (including a statement that in the opinion of such counsel the Prospectus and the Registration Statement do not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading) addressed to the Holders and the underwriter or underwriters of such distribution and dated the closing date of the distribution, in form and substance as is customarily given by company counsel to the underwriters in an underwritten public offering;

(ii)
a non-statutory “cold comfort” letter addressed to the Holders (subject to the auditors’ receipt of required representation letters from the Holders) and the underwriter or underwriters dated the date of the prospectus and the closing date of the distribution signed by the auditors of the Corporation, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing underwriter reasonably requests;

(iii)
if a Prospectus Supplement is filed in Quebec, opinions of Quebec counsel to the Corporation and the auditors of the Corporation addressed to the Holders and the underwriter or underwriters of such distribution relating to the translation of the Prospectus and compliance with French language laws, such opinions being dated the dates of the preliminary prospectus supplement, the final prospectus supplement and closing; and

(iv)
such corporate certificates as are customarily furnished in securities offerings, and, in each case, covering substantially the same matters as are customarily covered in such documents in the relevant jurisdictions and such other matters as the Holders may reasonably request;

(g)
as expeditiously as possible following actual knowledge by the Corporation thereof, notify the Holders of the happening of any event during the Distribution Period as a result of which the Prospectus or the Registration Statement, as then in effect, would include a misrepresentation;

(h)
otherwise use its commercially reasonable efforts to comply with all applicable published policies, rules and regulations of the applicable Commissions and any stock exchange and over-the-counter market on which the Common Shares are then listed or quoted;

(i)	provide a transfer agent and registrar for such Common Shares no later than the closing date of the offering;

(j)
enter into an underwriting agreement with the underwriter or underwriters for such distribution, such agreement to contain such representations and warranties by the Corporation and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions and indemnification agreements substantially consistent with section 4.2 and such other documents on such terms and conditions as are customary in secondary offerings and take all such other actions as permitted by law as the Holders or the underwriter or underwriters, if any, reasonably request in order to expedite or facilitate the distribution of the Designated Registrable Securities;

(k)
in the event of the issuance of any order or ruling suspending the effectiveness of a prospectus receipt or the Registration Statement or any order suspending or preventing the use of the Prospectus or the Registration Statement or suspending the Registration of any of the Designated Registrable Securities by such prospectus or registration statement or cease trading the distribution in any applicable province or territory of Canada or in the United States, the Corporation will, as expeditiously as possible after actual knowledge by the Corporation thereof, notify the Holders of such event and use its commercially reasonable efforts promptly to obtain the withdrawal of such order or ruling; and

(l)	during the Registration Period, the Corporation will promptly prepare and file French translations of all documents incorporated by reference into the Prospectus.

3.2	Obligations of the Holders

In connection with any Secondary Registration, the Holders shall:

(a)
provide, in writing, such information with respect to the Holders including the number of securities of the Corporation held by the Holders as may be required by the Corporation to comply with the applicable Securities Laws in each jurisdiction in which the Secondary Registration is to be effected;

(b)
if required under applicable Securities Laws, execute any certificate forming part of a preliminary prospectus, final prospectus, registration statement or similar document to be filed with the applicable Commissions or the SEC;

(c)
as expeditiously as possible following actual knowledge by the Holder thereof, notify the Corporation of the happening of any event during the Distribution Period, as a result of which the Prospectus or the Registration Statement, as in effect, would include a misrepresentation;

(d)
comply with all applicable published policies, rules and regulations of the applicable Commissions and the SEC and any stock exchange and over-the-counter market on which the Common Shares are then listed or quoted and to otherwise comply with applicable Securities Laws; and

(e)
not effect or permit to be effected sales of Designated Registrable Securities pursuant to the Prospectus or deliver or permit to be delivered the Prospectus or the Registration Statement in respect of such sale after notification by the Corporation of any order or ruling suspending the effectiveness of the Prospectus or the Registration Statement or after notification by the Corporation under subsection 3.1(g), until the Corporation advises the Holders that such suspension has been lifted or that it has filed an amendment to the Prospectus or the Registration Statement and has provided copies of such amendment to the Holders.  The Holders shall, if so directed by the Corporation, deliver to the Corporation (at the Corporation’s expense) all copies, other than permanent file copies, then in the Holders’ possession of the Prospectus covering the Designated Registrable Securities that was in effect at the time of receipt of such notice.

ARTICLE 4
DUE DILIGENCE; INDEMNIFICATION

4.1	Preparation; Reasonable Investigation

In connection with the preparation and filing of a Prospectus Supplement as herein contemplated, the Corporation will give the Holders and the underwriter or underwriters of such distribution and their respective counsel, auditors and other representatives, the opportunity to participate in the preparation of such documents and each amendment thereof or supplement thereto, and shall insert therein such material relating to the Holders furnished to the Corporation in writing, which in the reasonable judgment of the Holders and its counsel should be included, and will, subject to the prior execution and delivery to the Corporation of reasonable confidentiality agreements, give each of them such reasonable and customary access to the Corporation’s books and records and such reasonable and customary opportunity to discuss the business of the Corporation with its officers and auditors as shall be necessary in the reasonable opinion of the Holders and the underwriter or underwriters and their respective counsel, and to conduct all reasonable and customary due diligence which the Holders and the underwriter or underwriters and their respective counsel may reasonably require in order to conduct a reasonable investigation for purposes of establishing, to the extent permitted by law, a due diligence defense as contemplated by the Securities Laws and in order to enable such underwriters to execute any certificate required to be executed by them in Canada or the United States for inclusion in each such document.

4.2	Indemnification

(a)	By Corporation

The Corporation agrees to indemnify, to the extent permitted by law, the Holders and each Person who participates as an underwriter in the offering or sale of the Designated Registrable Securities, their respective directors, officers, employees and agents and each Person who controls any Holder or any such underwriter (within the meaning of any applicable Securities Laws) against all losses, claims, damages, liabilities and expenses arising out of or based upon: (i) any information  or  statement  contained  in  the Prospectus or the Registration Statement, any filing made in connection with the Registration under the securities or other “blue sky” rules or any amendment thereto which at the time and in light of the circumstances under which it was made contains or is alleged to contain a misrepresentation; (ii) any order made or inquiry, investigation or proceedings commenced or threatened by any applicable Commission, court or other competent authority based upon any misrepresentation or alleged misrepresentation in the Prospectus, the Registration Statement or any amendment thereto or based upon any failure or alleged failure to comply with applicable Securities Laws (other than any failure to comply with applicable Securities Laws by the Holder or the underwriter or underwriters which is not as a result of a failure or alleged failure of the Corporation to comply with applicable Securities Laws); and (iii) non-compliance by the Corporation with any of the Securities Laws in connection with a Secondary Registration and the distribution effected thereunder, except in the case of any of the foregoing insofar as (A) any information or statement referred to in clause (i) or (ii) of this subsection 4.2(a) has been furnished to the Corporation by the Holders or the underwriter or underwriters expressly for use therein pursuant to subsection 3.2(a) or Section 4.1; (B) caused by the Holders’ or any underwriter’s failure to deliver to a purchaser of Designated Registrable Securities, a copy of the Prospectus or the Registration Statement or any amendments or supplements thereto or to otherwise comply with applicable Securities Laws in a manner which is not a result of a failure or alleged failure of the Corporation to comply with applicable Securities Laws or (C) any amounts paid in settlement of any claim have been paid if such settlement is effected without the prior written consent of the Corporation, which consent shall not be unreasonably withheld or delayed.

(b)	By Holders

The Holders agree to indemnify, to the extent permitted by law, the Corporation and each Person who participates as an underwriter in the offering or sale of the Designated Registrable Securities, their respective directors, officers, employees and agents and each Person who controls such underwriter (within the meaning of any applicable Securities Laws) against all losses, claims, damages, liabilities and expenses arising out of or based upon: (i) any information  or  statement  contained  in  the  Prospectus or the Registration Statement, any filing made in connection with the Registration under the securities or other “blue sky” rules or any amendment thereto which has been furnished to the Corporation by the Holders in writing expressly for use therein pursuant to subsection 3.2(a) or Section 4.1 which at the time and in light of the circumstances under which it was made contains a misrepresentation or alleged misrepresentation; (ii) any order made or inquiry, investigation or proceedings commenced or threatened by any applicable Commission, court or other competent authority based upon (A) any misrepresentation or alleged misrepresentation in the Prospectus or Registration Statement or any amendment thereto based upon any information or statement which has been furnished to the Corporation by the Holders in writing expressly for use therein pursuant to subsection 3.2(a) or Section 4.1, or (B) any failure or alleged failure to comply with applicable Securities Laws by the Holders which is not as a result of a failure or alleged failure of the Corporation to comply with applicable Securities Laws; and (iii) the Holders’ failure to deliver to a purchaser of Designated Registrable Securities, a copy of the Prospectus or the Registration Statement or any amendments or supplements thereto or to otherwise comply with applicable Securities Laws in a manner which is not a result of a failure or alleged failure of the Corporation to comply with applicable Securities Laws, except in the case of any of the foregoing insofar as (A) caused by the Corporation or any underwriter’s failure to deliver to a purchaser of Designated Registrable Securities a copy of the Prospectus or the Registration Statement or any amendments or supplements thereto or to otherwise comply with applicable Securities Laws; (B) any amounts paid in settlement of any claim have been paid if such settlement is effected without the prior written consent of the Holders, which consent shall not be unreasonably withheld or delayed.

(c)	Procedure

Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel satisfactory to the indemnified party, acting reasonably.  If such defense is assumed, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld).  An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim.  No indemnifying party may settle any claims without the express written consent of an indemnified party (such consent not to be unreasonably withheld where such consent does not contain any admission of liability).

(d)	Survival; Contribution

The indemnification provided for under this Agreement will survive the expiry of this Agreement and will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and will survive any transfer of securities pursuant thereto.  In the event the indemnification is unavailable in whole or in part for any reason under this section 4.2, the Corporation and the Holders shall contribute to the aggregate of all losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the Corporation and the Holders in connection with the event giving rise to liability.

(e)	Holder is Trustee

The Corporation hereby acknowledges and agrees that, with respect to this Section 4.2, each Holder is contracting on its own behalf and as agent for the other indemnified persons referred to in Section 4.2(a).  In this regard, each Holder will act as trustee for such indemnified persons of the covenants of the Corporation under this Section 4.2 with respect to such indemnified persons and accepts these trusts and will hold and enforce those covenants on behalf of such indemnified persons.

(f)	Corporation is Trustee

The Holders hereby acknowledge and agree that, with respect to this Section 4.2, the Corporation is contracting on its own behalf and as agent for the other indemnified persons referred to in Section 4.2(b).  In this regard, the Corporation will act as trustee for such indemnified persons of the covenants of the Holders under this Section 4.2 with respect to such indemnified persons and accepts these trusts and will hold and enforce those covenants on behalf of such indemnified persons.

ARTICLE 5
LOCK-UP AGREEMENT

5.1	Secondary Registration Lock-Up

  With respect to any Secondary Registration and offering of Designated Registrable Securities that takes the form of an underwritten public offering, the Corporation shall not (except as part of such offering) effect any transfer of Common Shares, or any securities convertible into or exchangeable or exercisable for such Common Shares (except pursuant to a Registration Statement on Form S-8), during the period beginning on the date the Holders deliver their request pursuant to Section 2.1 and ending on the date that is 90 days after date of the final prospectus supplement relating to such offering, except as part of such Secondary Registration.  Upon request by the underwriters or dealers (as the case may be), the Corporation shall, from time to time, enter into customary lock-up agreements (“Lock-up Agreements”) on terms consistent with the preceding sentence.

5.2	Additional Lock-up Agreements

With respect to each relevant offering, the Corporation shall use its reasonable best efforts to cause all of its officers, directors and holders of more than 5% of the Common Shares (or any securities convertible into or exchangeable or exercisable for such Common Shares) (but excluding any Holder) to execute lock-up agreements that contain restrictions that are no less restrictive than the restrictions contained in the Lock-up Agreements executed by the Corporation.

5.3	Holders Lock-up Agreements

In respect of any offering of securities by the Corporation, upon request by the underwriters or dealers (as the case may be) in connection with such offering, the Holders agree to execute customary lock-up agreements, in each case for a period ending no later than 90 days, or such other term as the underwriters may reasonably request consistent with lock-up agreements entered into by the officers and directors of the Corporation, after date of the final prospectus supplement relating to such offering, on terms required by the underwriters and consistent with those entered into by the officers and directors of the Corporation.

ARTICLE 6
GENERAL

6.1	Blackout Periods.

In connection with any sales of Common Shares held by the Holders, until the Holders are no longer Affiliates of the Corporation, the Holders agree to comply with the Corporation’s blackout period policies applicable to officers and directors of the Corporation.

6.2	No Inconsistent Agreements

The Corporation represents and warrants to the Holders that it has not entered into, and covenants with the Holders that it will not enter into, any agreement granting registration rights in respect of any equity securities of the Corporation which is inconsistent with or violates the rights granted to the Holders pursuant to this Agreement.

6.3	Remedies

Any Person having rights under any provision of this Agreement will be entitled to enforce such rights specifically to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.  The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or other security) for specific performance and for other injunctive relief in order to enforce or prevent violation of the provisions of this Agreement.

6.4	Amendments

This Agreement shall not be amended or varied in its terms by oral agreement or by representations or otherwise without the prior written consent of each of the Corporation and the Holders.

6.5	Assignment

This Agreement and the rights and obligations of the parties hereto shall bind and enure to the benefit of each of the parties hereto, the other parties indemnified under Section 4.2 and their respective successors.  Neither party shall have the right to transfer or assign any of its rights or obligations under this Agreement.

6.6	Term

This Agreement shall expire upon the earlier of:

(a)	the end of the Registration Period; and

(b)
the date that is three months after the later of (i) Pershing Square and its direct or indirect subsidiaries collectively cease to be the beneficial holders of more than 10% of the outstanding Common Shares, and (ii) the Corporation delivering an opinion of counsel reasonably acceptable to the Holders that Pershing Square and its direct or indirect subsidiaries cannot reasonably be considered for Securities Law purposes to be either Affiliates of the Corporation or “control persons” (as defined in the Securities Act (Ontario)) of the Corporation, provided that in all cases the obligations of the parties under section 4.2 hereof shall survive the expiry of this Agreement.

6.7	Severability

If one or more provisions of this Agreement are held to be unenforceable under applicable law, portions of such provisions or such provisions in their entirety, to the extent necessary, shall be severed from this Agreement, and the balance of this Agreement shall be enforceable in accordance with its terms.

6.8	Delays or Omissions

No delay or omission to exercise any rights, power or remedy accruing to any party to this Agreement, upon the breach or default of the other party shall impair any such rights, power or remedy of such non-breaching party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of the party of any provisions or conditions of this Agreement, must be made in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise afforded to the parties, shall be cumulative and not alternative.

6.9	Descriptive Headings

The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

6.10	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial

(a)
This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.  Each of the parties hereby irrevocably attorns and submits to the non-exclusive jurisdiction of the courts of the Province of Ontario in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts.

(b)
EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

6.11	Notices

All notices, requests, demands or other communications required or permitted to be given by one party to another under this Agreement shall be given in writing and delivered by personal delivery or delivery by recognized commercial courier, sent by facsimile, email or delivered by registered mail, postage prepared, addressed as follows:

(a)          For the Holders to:

Pershing Square Capital Management, L.P.
888 Seventh Avenue

42nd Floor
New York, NY  10019

Attention:         Roy J. Katzovicz
Email:        rjk@persq.com
Fax No:             212.286.1133

With a copy (which shall not constitute notice) to:

Davies, Ward, Phillips & Vineberg LLP
155 Wellington Street West
Toronto, Ontario  M5V 3J7

Attention:         Patricia L. Olasker
Email:        polasker@dwpv.com
Fax No:             416.863.0871

And with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004

Attention:         Alan Sinsheimer
Email:               SinsheimerA@sullcrom.com
Fax No:             212-291-9144

(b)          For the Corporation:

Canadian Pacific Railway Limited
401 – 9th Avenue S.W., Suite 500
Calgary, Alberta  T2P 4Z4

Attention:         Karen Fleming
Email:               karen_fleming@cpr.ca
Fax No.:            (403) 319-6770

With a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064

Attention:         Andrew J. Foley
Email:               afoley@paulweiss.com
Fax No.:            (212) 492-0078

And with a copy (which shall not constitute notice) to:

Norton Rose Fulbright Canada LLP
400 – 3rd Avenue S.W., Suite 3700
Calgary, Alberta  T2P 4H2

Attention:         Don Tse
Email:               Don.Tse@nortonrosefulbright.com
Fax No.:            (403) 264-5973

or at such other address, email or fax number of which the addressee may from time to time may notify the addressor.  Any notice delivered by personal delivery or by courier to the Party to whom it is addressed as provided above shall be deemed to have been given and received on the day it is so delivered at such address.  If such day is not a Business Day, or if the notice is received after 4:00 p.m. (addressee’s local time), then the notice shall be deemed to have been given and received on the next Business Day.  Any notice sent by prepaid registered mail shall be deemed to have been given and received on the sixth Business Day following the date of its mailing.  In the event of any disruption, strike or interruption in the Canadian or United States’ postal service after mailing and prior to receipt and deemed receipt of any such notice, notice will be deemed to be received on the sixth Business Day following full resumption of the postal service.  Any notice transmitted by facsimile or email shall be deemed to have been given and received on the day in which transmission is confirmed.  If such day is not a Business Day or if the facsimile or email transmission is received after 4:00 p.m. (addressee’s local time), then the notice shall be deemed to have been given and received on the first Business Day after its transmission.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

By the Corporation

CANADIAN PACIFIC RAILWAY LIMITED

By:	/s/ Paul Haggis
Name: Paul Haggis
Title: Chairman of the Board of Directors

By:	/s/ Tony Melman
Name: Tony Melman
Title: Chairman of the Finance Committee

[Signature page for Registration Rights Agreement]

By the Holders:

On behalf of:
PERSHING SQUARE, L.P.,
PERSHING SQUARE II, L.P.,
PERSHING SQUARE INTERNATIONAL, LTD.,
PERSHING SQUARE HOLDINGS, LTD.

By:	PERSHING SQUARE CAPITAL MANAGEMENT, L.P.
	By:	PS MANAGEMENT GP, LLC, its General Partner

		By:	/s/ William A. Ackman
Name: William A. Ackman
Title: Managing Member

[Signature page for Registration Rights Agreement]